UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2017 (February 21, 2017)

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26745 Malibu Hills Road, Calabasas, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On February 21, 2017, On Assignment, Inc., a Delaware corporation (the “Company”), entered into an amendment (the “Amendment”) to its credit agreement with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the lenders party thereto. The Amendment is described in Item 2.03 below and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The Amendment: (a) increased the Company’s revolving loan facility limit by $50.0 million from its original $150.0 million limit and extended its maturity to five years from the closing date of the Amendment; and (b) decreased the interest rate on the term B loan facility by 50 basis points to LIBOR plus 2.25 percent and removing the LIBOR floor. As of the closing date of the Amendment, the amended credit agreement consists of: (i) a new $656.0 million term B loan facility which matures on June 5, 2022; and (ii) a $200.0 million revolving loan facility, under which it has no borrowings, including a $20.0 million swingline subfacility and a $20.0 million sublimit for letters of credit, which matures on February 21, 2022. The Company paid customary fees and expenses associated with the transaction.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits

10.1
Second Amendment to the Second Amended and Restated Credit Agreement, dated as of February 21, 2017, among the Company, as Borrower, Wells Fargo, as Administrative Agent, and the other lenders party thereto

SIGNATURE

Pursuant to the requirements of the Exchange Act the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: February 22, 2017	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
SVP, Chief Legal Officer and Secretary